Exhibit 99.1

TRIMERIS, INC.

1Q 2004 Financial Results Conference Call

April 20, 2004

Operator:	Good afternoon my name is Michael and I will be your conference facilitator today. At this time I would like to welcome everyone to Trimeris First Quarter 2004 Earnings Call. All lines have been placed on mute to prevent any background noise. And after the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time simply press Star and then the number 1 on your telephone keypad. If you would like to withdraw your request please press the Pound key.

This conference call may contain projections, estimates, and other forward-looking statements that involve a number of risks and uncertainties, including those discussed in Trimeris’ filing with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of our research and development activities, regulatory authorization and product commercialization, the results of our previous clinical trials are not necessarily indicative of future clinical trials, and our drug candidates are based on novel technology are difficult and expensive to manufacture and may cause unexpected side effects. For a complete description of these risks, please see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

Actual manufacturing and commercialization results may differ from previous results and current projections. While the information presented in this call represents management’s current judgment of the future direction of the company’s business, such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein. Trimeris undertakes no obligation to update these forward-looking statements, reflected events or circumstances, arising after the date hereof. Thank you.

It is now my pleasure to introduce you to Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. Thank you. Doctor, you may begin.

Dani Bolognesi:	Thank you Michael. Thanks for joining us this evening for our First Quarter 2004 Earnings Conference Call. We welcome those of you participating by phone as well as those of you listening over the Internet. Notice of this call was included with the press release issued this afternoon as well as on April 5. With me are Nick Ellis, President; Bob Bonczek, Chief Financial Officer; Walter Capone, Vice President of Commercial Operations; and Tim Creech, Vice President of Finance of Trimeris. I will start with a brief summary of our financial results as discussed in the press release.

For the first quarter of 2004 Trimeris reported a loss of $9.9 million or 46 cents per share, compared with a loss of $15.9 million or 75 cents per share in the first quarter of 2003. Cash and investments total $78.8 million at March 31, 2004. Total worldwide net sales for FUZEON increased 36% from $17.6 million during the fourth quarter of 2003 to $24 million in the first quarter of 2004. Net sales in the United States and Canada were $16 million during the first quarter based on the sale of approximately 11,000 monthly kits, compared to $13.3 million during the fourth quarter, or approximately 9,000 kits. In addition to the kits sold in the United States, the Roche Patient Assistance Program supplied approximately 1,100 kits to U.S. patients during the first quarter of 2004, compared to 1,300 in the fourth quarter of 2003. Net sales of FUZEON outside the U.S. and Canada, were $8 million during the first quarter, compared to $4.3 million in the fourth quarter. Patient discontinuation trends in the United States are consistent with those reported last quarter.

Our expectations for expenses in 2004 are as follows: total research and development expense should range from $22 million to $27 million. And total general and administrative expense, excluding sales and marketing expenses related to FUZEON, is expected to range from $11 million to $14 million. Under the provisions of the current collaboration agreement with Roche, we are able to defer a substantial portion of the 2004 selling and marketing expense related to FUZEON. As a result our contribution to the selling and marketing expense for FUZEON this year will be about $10 million, even as Roche has stepped up the promotion. Interest income is expected to range from $1 million to $1.5 million. Milestone revenue for 2004 is expected to be approximately $2.1 million. Non-cash compensation expense should be insignificant going forward.

On April 19, 2004, we received a bill from Roche for $7.5 million. This bill includes charges for additional cost variances for commercial drug supply sold from March 27, 2003 through March 31, 2004 in the U.S., as well as charges for costs associated with a change in the method for depreciating assets. We are currently in discussions with Roche regarding this claim. The ultimate resolution of this claim cannot be presently determined nor can the ultimate liability be estimated at this time.

I’ll now provide you with an update on FUZEON and the major commercial initiatives occurring during the first half of 2004. Based on our experience since launch, it is clear that FUZEON is an effective drug not only in patients with few available options, but also across a range of treatment experienced patients. Also we are confident that our clinical and product-related communications for the drug are appropriate and well accepted. Medical education and support programs, as well as the communication of positive patient outcomes, will continue as the core elements of our ongoing commercial efforts. In addition to these initiatives, several strategic programs are now being implemented on a national level.

Last week, Roche and Trimeris announced that multi-source distribution for FUZEON would begin on April 26, 2004. Expanding the distribution of FUZEON through specialty and retail pharmacies across the U.S. will enable patients to fill their FUZEON prescriptions much like any other medication. Many of the specialty pharmacies will offer supplemental customer services, such as patient adherence and persistency programs, dedicated reimbursement staff, and field sales promotion. Chronimed will continue as one of the specialty pharmacies and will facilitate the transition of any current patients to the pharmacy of their choice. We believe that this important development will simplify the prescription process for clinicians and improve access to FUZEON for patients.

The FUZEON print advertising campaign was launched during the first week of April in patient and physician journals. The campaign is designed to broaden awareness of FUZEON and its usefulness as the first fusion inhibitor drug. By raising awareness of FUZEON’s availability and importance as a fully active anti HIV drug, more patients and physicians are likely to recognize the value of FUZEON as a new weapon in combating HIV/AIDS. The advertising campaign will continue throughout 2004.

Our nursing support initiatives consist of the outbound call patient support program offered through the FUZEON Answer Center and the nursing support program designed to supplement the training available from patient’s primary healthcare provider when therapy is initiated. During the month of April both of these programs were expanded. The outbound call program, which began in December, is now available to both new and continuing patients. The onsite nursing support program has expanded from three pilot cities in March to 19 cities throughout the U.S., effective in the second week of April. These programs are part of the major marketing initiatives that we discussed on our last call. They are progressing to full implementation following appropriate planning, field-testing, and refinement.

Our Phase IV clinical trial program for FUZEON is moving forward. The trials will focus on broadening the use of FUZEON in treatment-experienced patients. The planning stage for these studies is ongoing and initiation and enrollment of various studies are expected throughout 2004.

In addition, our programs to enhance FUZEON’s product profile are progressing. We are investigating the development of a formulation for once daily dosing of FUZEON, as well as the potential use of alternative delivery systems for FUZEON administration. These programs are intended to support broader adoption, greater compliance, and longer duration of therapy with FUZEON. These projects are currently in various stages of development and feasibility testaments.

In closing, the full launch of FUZEON is now underway, and its effect on the broad medical and patient communities will be felt over the next several months. Having spent the past two months talking with physicians and patients in various cities across the U.S., I am confident that many of the needs they have expressed to me can be addressed by the breadth and specificity of the current marketing programs.

I would now like to turn the call over to questions.

Operator:	Thank you. At this time I would like to remind everyone, in order to ask a question please press Star and then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Meg Malloy of Goldman, Sachs.

Meg Malloy:	Thanks. Good afternoon Dani. If I may I have two questions and then I’ll circle back. Number one, could you talk about this sort of unexpected Roche bill and where that came from and what it means? And then secondly, could you walk through the strategic initiatives a little bit more directly in terms of, you know, the feedback that you’ve gotten from doctors and how specifically you’re addressing those needs in terms of your program? Because, you know, the drop out rate, if I’m correct, it still about 25%. Did I hear you right?

Dani Bolognesi:	Yes, the trends are very much the same as we’ve given you in the past Meg. And I will address all of your questions about strategic initiatives. But if you don’t mind before I do that, let me turn the podium over to Bob Bonczek who will describe the Roche bill that we discussed on the call.

Robert Bonczek:	Hello Meg. The bill we don’t view as an extraordinary item. It relates to two categories which are expected and conventional and legitimate. First of which is basically cost variances associated with product that’s been sold from launch to the end of Q1 of 2004. And in this particular case it relates to a lot of material that was produced very early on when the cost of production was higher than it has been with scale economies and efficiencies built into the system. So this is just basically reconciliation of, you know, those differences.

The second aspect was basically an accounting methodology charge that we are discussing with Roche over a period of time to try to basically bear a little bit of the responsibility, liability associated with the capital investment that they’re putting in at Boulder.

Meg Malloy:	Okay. Then what exactly are you disputing then?

Robert Bonczek:	Well, there isn’t a dispute. The reason we included this in the statement is because it’s not an insignificant number. It just came in and because we have a standard of reconciliation that we use when any bill comes in from Roche, or any other person for that matter, we make sure that the number is right, the category, you know, et cetera, that our internal finance people go through to make sure that we’re paying the right amount at the right time for the right purpose. We just haven’t had the opportunity to run through that process fully with Roche, so we’re basically in a standard situation with them which we expect no problems with.

Meg Malloy:	Okay.

Robert Bonczek:	And it just takes awhile for us to do that.

Meg Malloy:	Okay, so barring any major changes we should think about this as a one time extraordinary item for the second quarter? Is that what your telling us?

Robert Bonczek:	Yes, I mean the depreciation situation, of course, once we get that established we’ll run on a recurrent basis. But it’s a number that will be fixed once we can finally get there. And the other situation is obviously from stuff that should be a one-time event.

Meg Malloy:	Okay great.

Dani Bolognesi:	Yeah it’s very important Meg, to reiterate that this is not a dispute - this is normal business.

Meg Malloy:	Okay.

Dani Bolognesi:	And obviously the timing of this forced us to make it available to you.

Meg Malloy:	Okay. Thanks.

Dani Bolognesi:	On your second question, I had spent, as I said, the last couple of months out there in the field and talking to a lot of physicians and patients in various parts of the country. And I can tell you all that from the perspective that I’ve gotten so far, and by the way we’re not finished doing all this, that the issues and the questions and the needs that we are finding out there, in large measure are in fact addressable. But the types of marketing programs that we’re talking about, and let me give you some color on that Meg.

Number one, for example, if you look in areas like metropolitan New York, the issues of - that are present there - can be answered in large measure by additional nursing support for clinicians that have large clinics, and they have patients that need assistance in terms of initiating therapy and staying on therapy. And in that part of the country we have found very few issues for example, that relate to reimbursement problems.

In contrast, if you go through the South and you go in cities like Dallas or Phoenix, or in the West if you like, the reimbursement issue there is much more of a problem because of the ADAP situations and some of the reimbursement plans that some of these folks are associated with. So in that case, we found clinicians that basically had good nursing support in their clinics – large clinics, and fundamentally were much more interested in obtaining increased access to the drug and trying to solve some of the reimbursement issues.

Those are just a few vignettes that tell you that the kind of programs that are in place right now with nursing, not only are needed and – but they’re needed in certain places in the country. It’s how you implement these programs and how you target them to the right area that’s really the key here. As opposed to blanketing them, you know, across the country willy-nilly. And that’s in fact what Roche is doing. And the piloting phenomenon that is going on right now, the field testing, and the roll out of these programs in various cities is using basically that type of approach. So there’s no question about that, I think there’s demand on the side of the physicians, there’s demand on the side of patients for these types of services.

The other thing that we’ve seen is that, as I mentioned a moment ago, there’s a great appreciation for the potency of this drug and what it can do for patients. And if we can remove some of these obstacles that I’m talking about that relate to reimbursement issues, assistance programs, and the like, it seems to me that, as I said in the prepared remarks, that there will be a receptive audience to these programs.

So I think the strategy is right. I think the implementation has to be focused on the areas that need particular issues. By and large, I haven’t found anything out there that’s a surprise, if I could put it that way, that can’t be dealt with with the appropriate implementation of these things.

Operator:	Your next question comes from Jake Wheeler of Morgan Stanley.

Jake Wheeler:	Hi, I had a couple quick questions. First, regarding the $10 million in expenses that you’re sort of limited to from FUZEON sales – for FUZEON sales and marketing, just doing some quick math it looks like you might of, you know, sort of be near that cap after the first quarter. What happens when you exceed that, how is that accounted for? Is there – will that counter revenues or will it limit participation in profits going forward? And do you – is this something that you expect to also be in place in 2005 or limited to 2004?

Dani Bolognesi:	All right, Tim Creech can answer that for you.

Timothy Creech:	Yes, the cap will probably apply in the second quarter of this year and will not – we’ll still share 50% of the gross profit of the sales of FUZEON in the U.S. and Canada. This doesn’t affect anything for 2005. And the way we’ll account for the difference between what we’re actually paying and what Roche is spending is we’ll accrue some amount – the present value of what we expect to pay based on the milestones of sales that have to be hit in our agreement with them. But the cash will not go out the door until a future period.

Jake Wheeler:	So then next quarter you could potentially not book any sales and marketing expenses for FUZEON but potentially book revenues from the agreement?

Timothy Creech:	Correct.

Jake Wheeler:	Okay. And one more question regarding FUZEON growth in Europe. It appeared maybe it was a little stronger there than in the United States. Is there any particular reason for this? And is this something that’s sustainable or is it just maybe because of the later launch over there?

Dani Bolognesi:	Yeah. I’ll start and then if you have any – if I don’t cover it then Walter can add to it. It is in part related to countries launching and in the process of a ramping up period early after launch that I believe is responsible for this in a large way – in a large measure. To what extent this is going to be sustained we will see over time.

Jake Wheeler:	Great thank you very much.

Operator:	Your next question comes from Sharon Seiler of Punk, Ziegel and Company.

Sharon Seiler:	(Unintelligible) sales in North America as the metric for FUZEON sales. And so could you tell us what kit sales were in the first quarter? And secondly with respect to the bill from Roche, can you break that down for us as to what proportion is cost of goods and what proportion is the accounting charge? Thanks.

Dani Bolognesi:	Okay Sharon, I’m sorry you were – we did not hear the first half of your question. You’re going to have to repeat it.

Sharon Seiler:	Can you hear me now?

Dani Bolognesi:	Yes.

Sharon Seiler:	Okay so my question is, you had said on the fourth quarter conference call that you plan to look at kit sales as the major metric of FUZEON sales, and so I’m wondering can you tell us what kit sales, you know, what number of kits were sold in the U.S. or North America in the first quarter?

Dani Bolognesi:	In the first quarter of this year, yes we gave you that number, it’s approximately 11,000 monthly kits compared to 9,000 kits in the fourth quarter of 2003.

Sharon Seiler:	Okay thanks.

Dani Bolognesi:	Okay. And your second part of your question was what Sharon?

Robert Bonczek:	I’ve got that. Sharon the second part of your question, it’s roughly a 50-50 split. But again, be aware of the fact that, you know, we still need to reconcile the numbers, so the number could change to some degree.

Sharon Seiler:	Okay thank you.

Operator:	Your next question comes from Thomas Wei of Piper Jaffray.

Thomas Wei:	Thanks very much. I had a follow up on the European sales. Just curious what countries were launching there that contributed to the number. And if we can interpret your comment to mean that there is bolus of pent up demand there?

Dani Bolognesi:	We don’t know the answer to the second part of your question as to whether that’s a bolus or that’s a continuing trend. That’s what time obviously is going to solve for us. But the countries that are contributing, I believe the major amount of this increase, are France, which launched in September, and Spain, which launched in January of this year that is experiencing a very nice looking ramp up right now.

Thomas Wei:	And, are there additional European – major European countries in which we’re still awaiting a launch?

Walter Capone:	At this point the major – the counties in which HIV is a major disease and for which there’s a major market of already approved the drug. There are some smaller countries that are still yet to go and the ascension countries in Europe will be coming in over the next quarter or two, but all of the major countries have both approved and launched the drug at this point.

Thomas Wei:	Okay and just so that I’m perfectly clear on that, that includes the regulatory approval and reimbursement approval?

Walter Capone:	Yes.

Thomas Wei:	Okay and then just a question on the switch in the distribution channels and broadening it out, should we be expecting any inventory stocking in the second quarter as a result? And if so, do you know how much that would be?

Walter Capone:	The timeframe for that would be basically between now and the 26th, so by that time – by the 26th you will see a kind of introduction or pipeline fill on the distributor side. The absolute magnitude of that, you know, we can’t really estimate right now. I don’t think it’s going to be disproportionate as a percentage of yearly sales but something along the lines of a few weeks to a month or so in total.

Thomas Wei:	Okay thank you.

Operator:	Your next question comes from Robert Gilliam of Legg Mason.

Robert Gilliam:	Hi, actually a follow up to the question that was just asked. It looks likes sales growth is about 20% in the U.S. and Canada for FUZEON. That’s a little bit higher than what we’re seeing from IMS and also a little higher than what we would have expected from talking to the physicians. So, I was wondering if, was there any wholesale or stocking that might have caused this increase in the first quarter?

Dani Bolognesi:	No, the answer to that is no.

Robert Gilliam:	Okay and then just a second follow up question, as far as the portion of the $10 million that you paid to date. I was wondering if you could provide us with that number?

Timothy Creech:	We’ll basically hit the cap sometime in second quarter. So obviously, we’ve paid the majority of it in the first quarter.

Robert Gilliam:	Okay thank you.

Operator:	Your next question is a follow up from Meg Malloy of Goldman, Sachs.

Meg Malloy:	Thanks. Dani I was wondering if – or Walter if you could elaborate a little bit more on this nursing program, which I understand you kind of just finished in your target cities so now you’re going to roll out the 19 more strategic sites. I’m sure this is hard to quantify, but could help us understand what your expectations are in terms of how this might facilitate pull through?

That is in your discussions, you know, do you have sense of, you know, the average doc saying, you know I think 5% or 10% of my candidates would be – patients would be candidates but I’ve only prescribed it to two because we don’t have the manpower. I’m just trying to get a handle on how much pull through this would be likely to generate.

Dani Bolognesi:	I’m going to start and Walter can follow up. From my personal experience out there right now, and we’ve been in let’s say five settings of this type, you can individualize a substantial number of individuals that will either nod their heads that they would increase their – well let’s say that their confidence in writing a prescription for a patient that had nursing support would increase dramatically if that support were available.

And so, you know, I could even name the names here but you can actually see that in some practices where the physicians are very light in terms of this type of support – or not having any at all, that basically some of their reluctance at the moment for prescribing the drug is basically fear that the patients will not receive the proper support and either on an initiation basis or even a maintenance basis.

So without question that would change their prescription habits. And now how many that represents is a question that’s much more difficult to answer, but without question you can see that what I meant by a receptive audience is that there are a number of situations like that that we’ve been able to individualize just on more short experience out there that would really benefit from this and give you the pull through you’re talking about.

Meg Malloy:	I just want to follow up a little bit more on the drop out rate which, you know, when we talked about that last time there were a few things that was attributable to including to if you’re starting patients on an injection. But there are also patients that were waiting for the availability of another drug. How much of an issue do you think that is in terms of getting patients new patient starts rolling?

Dani Bolognesi:	Well I think the availability of another drug is probably more at the – at the side of the physician, from my perspective. And there are a number of physicians out there that have expressed the fact that they do not want to blow the class, if I could put it that way, in patients that have no other options. And if another drug were available they would use FUZEON much more frequently. So I think that’s probably more at the physician level than it is at the patient level.

Meg Malloy:	Fair enough, but I’m trying to get a handle on how much of an issue is that in terms of that the clinician’s mind in terms of limiting growth at this point?

Dani Bolognesi:	Yeah again it’s hard for me to quantify that. But I can tell you we hear it in every one of these, you know, in the kind of situations where I’ve been. It’s there to a certain degree. Now it’s not in every case for every physician, but certainly there are some that without a doubt, you know, would welcome the presence of another active drug in the patients that would be candidates for FUZEON.

Meg Malloy:	Okay thanks.

Operator:	You have a follow up question from Jake Wheeler of Morgan Stanley.

Jake Wheeler:	Hi thanks, I just had one more question. Regarding the move to a broader pharmacy distribution base and the way IMS tracks prescriptions, do you anticipate there being any major change in the IMS script data whether they’re more or less than accurate than it’s been up to this point?

Walter Capone:	Yeah at this point, being that most of the specialty pharmacies that are participating in distributing FUZEON, we don’t – and are providing that information IMS currently for some of their other drugs, we don’t anticipate any real change – a substantive change in the quality of the data or the reliability of the data compared to what you have today. It’s just there’s going to be more sources of that going forward.

Jake Wheeler:	Great thanks.

Operator:	Your next question comes from Sharon Seiler of Punk, Ziegel and Company.

Sharon Seiler:	Thanks just a follow up with respect to that bill from Roche. Are those — is that $7.5 million included in your guidance at this point?

Timothy Creech:	No we haven’t accounted for it at all yet.

Sharon Seiler:	Okay thanks.

Operator:	You have a follow up question from Thomas Wei of Piper Jaffray.

Thomas Wei:	Thanks I just had a question on a comment about other – working on different product profiles here Dani, I think you mentioned that what looks to be in the works is a once daily FUZEON. What happened to – am I remembering correctly that there was the hope earlier that we would be exploring less frequent dosing than that?

Dani Bolognesi:	Oh yes. Thomas, this is the immediate term situation with FUZEON moving to a once daily regimen. The less frequent dosing is part of the research agreement that we have with Roche for the next generation FUZEON inhibitors which as I described last time, are – include potentially T-1249 as well, but in a formulation that would allow much less frequent dosing than what we’re talking about now. But we have – that’s embodied in a research agreement that we signed with Roche and we described in the last call.

Thomas Wei:	And what is the status on that?

Dani Bolognesi:	We are working a number of different directions here. Number one, as far as advancing new potential candidates we’re looking at different peptides with resistance profiles in addition to T-1249. And this is in the research arena, if I could put it that way right now. And the goal here is to try to develop a peptide candidate in and of itself that would have a much more robust resistance profile, that would take a lot more difficult mutations for the virus to undergo to get – determine resistance and therefore something that in all likelihood would be of a very significant durability.

And then on any one of these candidates we are building in the half life aspects that would allow for dosing that goes well – a lot better than a quantum leap, as I said before, over the once a day type of situation we’re talking now. And those are different technologies that we’re using. Some of these are in-house; some of these are through external collaborations. And what we were going to try to do obviously is optimize both sides of this equation.

Operator:	Thank you doctor; there are no more questions at this time. Do you have any closing comments?

Dani Bolognesi:	No, I would like to thank everyone for joining us on the call. We feel very good about the fact that this product is continuing to grow. It is a very exceptional medicine, as we all know. And I hope - we all hope - that the marketing efforts and all of our diligence here will obviously bear fruit in the months and time to come. Thank you.

Operator:	This concludes this afternoon’s conference call. You may now disconnect.

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